Exhibit 10.2

AMENDMENT NO. 2

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

(Effective July 1, 2004 and amended by Amendment No. 1 as of January 1, 2005)

The Del Monte Corporation AIP Deferred Compensation Plan, effective July 1, 2004 and as amended by Amendment No. 1 adopted December 14, 2006 (the “Plan”) is hereby amended pursuant to Section 11.2 of the Plan effective as of January 1, 2008.

This Amendment is intended to be an amendment for the purposes of compliance with Internal Revenue Code Section 409A (“Section 409A”) and the guidance issued thereunder, subject to the transition period provisions of IRS Notice 2007-78.

1.

Section 1.14 is amended by adding at the end as follows:

Notwithstanding the foregoing provisions, no benefit may be paid unless and until a Participant’s Disability also satisfies the definition of “disability” under Code Section 409A and within the meaning of Treas. Reg. Section 1.409A-3(i)(4).

2.

Section 3.7 is amended by adding at the end the phrase “provided that such delay is in accordance with Code Section 409A and the applicable regulations.”

3.

Section 5.2 is amended by adding at the end of the third sentence the phrase “and delays commencement of the benefit by at least five (5) years, in accordance with Code Section 409A.”

4.

Section 5.3 is amended by deleting the phrase “unless upon the request of the Beneficiary, the Committee, in its sole discretion, provides for a lump sum payment,”.

5.

Section 7.2 is amended by adding at the end of the third sentence the phrase “and delays commencement of the benefit by at least five (5) years, in accordance with Code Section 409A.”

6.

Section 11.1 is amended by adding at the end the following:

Notwithstanding the foregoing, no payment may be made upon termination of the Plan unless permitted under Code Section 409A and applicable regulations.

7.

Section 11.2 is amended by adding at the end the following:

It is the intention of the Corporation and each Participant that this Plan not result in unfavorable tax consequences to a Participant under Code Section 409A. Accordingly, each Participant, as a condition of participation, consents to any amendment of this Plan as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide or make available to a Participant a copy of such amendment. Any such amendment shall be made in a manner that preserves to the maximum extent possible the intended benefits to a Participant. This Section 11.2 does not create an obligation on the part of the Corporation to modify this Plan and does not guarantee that the amounts or benefits owed under this Plan will not be subject to interest and penalties under Code Section 409A.

8.

New Sections 14.17, 14.18 and 14.19 are added as follows:

14.17 Acceleration of Payment Date. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, with the consent of the Corporation, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

14.18 Delay of Payment Date. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be delayed in any manner and for any period of time as permitted under Code Section 409A, as determined by the Committee.

14.19 Separation From Service. Termination of employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A of the Code.

9.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to be adopted by the Compensation and Benefits Committee of the Board of Directors and executed by its duly designated officer.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Vice President, Human Resources

Date: September 27, 2007